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                                                                 Exhibit (g)(ii)

                      SCUDDER RREEF REAL ESTATE FUND, INC.

                      FORM OF INVESTMENT ADVISORY AGREEMENT

                  Agreement made as of ___________, 2002 between DEUTSCHE ASSET MANAGEMENT, INC., a Delaware corporation (the "Manager") and RREEF AMERICA, L.L.C., a Delaware limited liability company (the "Investment Advisor").

                              W I T N E S S E T H:

                  WHEREAS, the Manager has entered into an Investment Management Agreement dated as of __________ (the "Investment Management Agreement") with Scudder RREEF Real Estate Fund, Inc., a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act") and organized as a corporation under the laws of the State of Maryland (the "Fund"), pursuant to which the Manager will act as manager to the Fund;

                  WHEREAS, the Investment Management Agreement contemplates that the Manager may appoint a sub-adviser to perform certain services relating to the management of the investment operations of the Fund, and the Investment Advisor is willing to render such investment advisory services to the Fund; and

                  WHEREAS, the Investment Advisor is registered as an investment adviser under the Investment Advisers Act of 1940.

                  NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

                  1. The Manager hereby appoints the Investment Advisor to act as investment advisor to the Fund for the period and on the terms set forth in this Agreement. The Investment Advisor accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

                  2. Subject to the general supervision of the Board of Directors and the Manager, the Investment Advisor shall manage the investment operations of the Fund and the composition of the Fund's holdings of securities and other investments, including cash, the purchase, retention and disposition thereof and agreements relating thereto, in accordance with the Fund's investment objective and policies as stated in the Registration Statement (as defined in paragraph 3(d) of this Agreement) and subject to the following understandings:

(a) The Investment Advisor, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Articles of Incorporation and By-Laws of the Fund and the Registration Statement and with the instructions and directions of the Board of Directors, and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations;
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(b) the Investment Advisor shall use the same skill and care in the management of the Fund's investments as it uses in the administration of other accounts for which it has investment responsibility as agent;

(c) the Investment Advisor shall determine the securities or other investments to be purchased, sold or lent by the Fund and as agent for the Fund will effect portfolio transactions pursuant to its determinations either directly with the issuer or with any broker and/or dealer in such securities, including a broker affiliated with the Investment Advisor; in placing orders with brokers and/or dealers the Investment Advisor intends to seek best price and execution for purchases and sales; the Investment Advisor shall also determine whether or not the Fund shall enter into repurchase or reverse repurchase agreements;

(d) On occasions when the Investment Advisor deems the purchase or sale of a security or other investment to be in the best interest of the Fund as well as other customers of the Investment Advisor, the Investment Advisor may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be so sold or purchased on behalf of the Fund and such other customer of the Investment Advisor in order to obtain best execution, including lower brokerage commissions, if applicable. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Investment Advisor in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund;

(e) the Investment Advisor shall maintain a set of books and records with respect to the Fund's securities transactions as required by the Advisers Act and other applicable laws and regulations and shall render to the Board of Directors such periodic and special reports as the Board of Directors may reasonably request; and

(f) the services of the Investment Advisor to the Fund under this Agreement are not to be deemed exclusive, and the Investment Advisor shall be free to render similar services to others.

                  Notwithstanding the foregoing, the Investment Advisor is not authorized, and shall not be deemed to have assumed any duties under this Agreement, to make any business, operational or management decisions on behalf of the Fund other than with respect to the investment operations and composition of the Fund's holdings of securities and other investments as set forth herein.

                  3. The Manager has delivered copies of each of the following documents to the Investment Advisor and will promptly notify and deliver to it all future amendments and supplements, if any:

(a) Articles of Incorporation of the Fund (such Articles of Incorporation, as presently in effect and as amended from time to time, are herein called the "Articles of Incorporation");

(b) By-Laws of the Fund (such By-Laws, as presently in effect and as amended from time to time, are herein called the "By-Laws");

(c) Certified resolutions of the Board of Directors authorizing the appointment of the Manager and approving the form of this Agreement;

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(d) The Fund's Notification of Registration on Form N-8A under the 1940 Act, its
Registration Statement on Form N-2 under the Securities Act of 1933, as amended and the 1940 Act (File No. 333-97717), as filed with the Securities and Exchange Commission (the `Commission') on August 6, 2002 including all amendments thereto (together with the Registration Statement of the Fund, the `Registration Statement').

                  4. The Investment Advisor shall keep the books and records required to be maintained by it pursuant to paragraph 2(e) of this Agreement. The Investment Advisor agrees that all records that it maintains for the Fund are the property of the Fund and it will promptly surrender any of such records to the Fund or to the Manager upon request. The Investment Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act any such records as are required to be maintained by the Manager with respect to the Fund by Rule 31a-2 of the Commission under the 1940 Act.

                  5. During the term of this Agreement, the Investment Advisor will pay all expenses, including personnel costs and overhead, incurred by it in connection with its activities under this Agreement, other than the cost of securities and investments purchased or sold for the Fund (including taxes and brokerage commissions, if any) and extraordinary expenses.

                  6. The Manager shall continue to have responsibility for all services to be provided to the Fund pursuant to the Investment Management Agreement and shall oversee and review the Investment Advisor's performance of its duties under this Agreement.


                  7. For the services provided and the expenses borne pursuant to this Agreement, the Manager will pay to the Investment Advisor, as full compensation therefor, a fee, calculated daily and payable monthly in arrears, at an annual rate of 0.65% of the Fund's average daily total managed assets (i.e., the net asset value of the Fund's common stock plus the liquidation preference of any Fund preferred shares and the principal amount of any borrowings used for leverage). The Investment Advisor agrees to waive the Investment Advisory fees in the amount of 0.25% of the Fund's average daily total managed assets until October 31, 2007, such waiver declining by 0.05% each subsequent twelve-month period until October 31, 2011.


                  Subject to the provisions of this Agreement, the duties of the Investment Advisor, and the fees to be paid to the Investment Advisor by the Manager under and pursuant to this Agreement or other arrangement entered into in accordance with this Agreement may be adjusted from time to time by the Manager, subject to the prior approval of the members of the Board of Directors who are not "interested persons" (as defined in the 1940 Act).

                  8. The Investment Advisor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Manager or the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

                  9. This Agreement shall continue in effect until the date two years after the date of its execution and shall continue in effect from year to year thereafter if such continuance

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is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated in its entirety, at any time, without the payment of any penalty, (a) by the Manager, or (b) by the Fund, by vote of a majority of the Board of Directors or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, in each case on 60 days' written notice to the Investment Advisor, or by the Investment Advisor, at any time, without the payment of any penalty, on 60 days' written notice to the Manager and to the Fund. This Agreement will automatically and immediately terminate in the event of its "assignment" (as defined in the 1940 Act) or upon termination of the Investment Advisory Agreement.

                  10. The Investment Advisor shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board of Directors and the Manager from time to time, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

                  11. This Agreement may be amended by the mutual consent of the parties. Any such amendment shall also require the consent of the Fund, which must be approved (a) by vote of a majority of those Directors of the Fund who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party (other than as Directors of the Fund), cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote of a majority of the outstanding voting securities of the Fund.

                  12. Notices of any kind to be given hereunder shall be in writing and shall be duly given if mailed or delivered as follows: (a) to the Investment Advisor at 875 North Michigan Avenue, 41st Floor, Chicago, Illinois 60611, Attention: President, with a copy to the Manager; (b) to the Manager at 280 Park Avenue, New York, New York 10017, Attention: President; (c) to the Fund at 280 Park Avenue, New York, New York 10017; or (d) at such other address or to such other individual as any of the foregoing shall designate by notice to the others.

                  13. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

                  14. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

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                  IN WITNESS WHEREOF, the parties hereto have caused this
instrument to be executed by their officers designated below as of the date set forth above.

                                            DEUTSCHE ASSET MANAGEMENT, INC.


                                            By: ________________________________
                                            Name:
                                            Title:



                                            RREEF AMERICA, L.L.C.

                                            By: ________________________________
                                            Name:
                                            Title:


Acknowledged and Confirmed.
SCUDDER RREEF REAL ESTATE FUND, INC.

By: ___________________________________
Name:
Title:

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